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                                                                    Exhibit 99.1

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      OCWEN

                                              Ocwen Financial Corporation(R)
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 FOR IMMEDIATE RELEASE




                      Thrift Clarifies Trade Press Sidebar

West Palm Beach, FL (July 19, 2004) - Ocwen Financial Corporation (NYSE:OCN) wishes to clarify certain statements concerning its subsidiary, Ocwen Federal Bank FSB ("the Bank"), appearing in the June, 2004 edition of the American Banker (sidebar article at page 10, "Update: Where Ocwen Stands with Regulators, Litigators").

The quote in the American Banker article characterizing the April 19, 2004 Supervisory Agreement between the Bank and the Office of Thrift Supervision ("OTS") as a "statement of best practices" as well as the heading of our prior press release of April 20, 2004 require clarification. It was not Ocwen's intention to suggest that the Supervisory Agreement stated that the Bank had in fact adopted all of the best practices required in mortgage loan servicing. In this regard, the Bank has been advised that the OTS does not consider the Supervisory Agreement a "best practices" document.

While a number of the items in the Supervisory Agreement had previously been implemented by the Bank on its own initiative, the OTS went further and imposed several additional prospective remedial measures, including:

     o The adoption and implementation of a Borrower-Oriented Customer Service Plan to meet or exceed legal requirements and be responsive to borrowers' needs, and a Dispute Resolution Initiative Plan to improve the manner and reduce the time in which the Bank appropriately resolves consumer complaints;
     o The cessation of the practice of charging fees for Forbearance Agreements; and
     o To use best efforts to provide pay-off quotes within five days, with an outside limit of seven days, and to make certain informational disclosures in all pay-off and loan reinstatement quotes.

In addition, the Supervisory Agreement imposed on the Bank certain improvements to pre-existing loan servicing policies and procedures, such as:

     o Providing certain reports to OTS regarding the activities of the Bank's Office of Consumer Ombudsman, a function previously implemented in January of this year; and
     o Sending the second notice to borrowers of a lapse of hazard insurance via certified mail, rather than regular mail, as a prerequisite to force-placing of hazard insurance.

The complete text of the Supervisory Agreement is available at www.ots.treas.gov/enforcement/docs/93606.pdf.

Further clarification is required regarding the American Banker sidebar quote to the effect that "[e]verything in there [the Supervisory Agreement], we have been doing for years, except for one minor thing." First, that statement was intended to pertain solely to the force-placed insurance section of the Supervisory Agreement, not the entire Agreement, and specifically the new requirement to use certified mail for the second notice, as noted above. Second, in the interest of accuracy, it should also be noted that the Bank did not, until the fourth quarter of 2003, accept verbal confirmation from borrowers regarding the existence of existing insurance coverage.

We should also point out that the sidebar statement about the favorable comparison between Ocwen and Fairbanks Capital was offered solely as an opinion of Ocwen and was not intended to express any view on the part of the OTS.

In conclusion, Ocwen continues to implement the requirements of the Supervisory Agreement with a view toward improving and refining mortgage servicing techniques that are fair to consumers and investors.

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